EXHIBIT 10.32

SECOND AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE

THIS SECOND AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE AND JOINT ESCROW INSTRUCTIONS (“Amendment”) is made as of February 22, 2011, by and among Citibank N.A., a national banking association (“Seller”) and PC Mall, Inc., a Delaware corporation (“Buyer”). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the “Agreement” described below.

Recitals

A.            Seller and Buyer, previously entered into that certain Agreement for Purchase and Sale of Real Estate and Joint Escrow Instructions, dated January 7, 2011 (as amended by that certain First Amendment dated February 7, 2011 , the “Agreement”). Pursuant to the Agreement, Seller agreed to sell to Buyer and Buyer agreed to purchase from Seller certain real property and improvements commonly known as 1940 E. Mariposa Avenue, EI Segundo, California.

B.             The parties wish to extend the Closing Date and certain contingency dates and provide for a partial release of the Deposit as provided below. Terms not otherwise defined shall have the meaning given to them in the Agreement (as modified hereby).

Agreement

NOW, THEREFORE, for a good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller hereby agree as follows:

1.             Extension of Closing Date. The definition of “Close of Escrow” or “Closing” is hereby amended and restated in its entirety to ““Close of Escrow” or “Closing” shall mean the closing of the Escrow contemplated by this Agreement which shall be the date no later than March 25. 2011 .”

2.             Extension of Financing and Board Approval Contingencies. In Sections 5.1.7 and 5.1.8, the date of “February 23, 2011” is hereby extended to “March 10, 2011 “.

3.             Release of Deposit. In consideration of the extension of time to approve the transaction and obtain financing and to effectuate the Closing, Buyer hereby agrees to the unconditional release of $100,000 of the Deposit (the “Released Deposit Money”) on February 23, 2011 . Buyer agrees that notwithstanding anything in the Agreement to the contrary, the Released Deposit Money shall be non-refundable and immediately released to Seller. Buyer further agrees that, as of 4:01 p.m. C.S.T. on March 10, 2011 , if Buyer has not terminated the Agreement pursuant to the terms of either Sections 5.1.7 or 5.1.8 of the Agreement, the remaining $400,000 of the Deposit will be immediately released to Seller, which amount shall be non-refundable as provided for in the Agreement. Buyer and Seller agree that the Deposit (including that portion constituting the Released Deposit Money) shall be applied to the “Purchase Price” at the Closing in accordance with the Purchase Agreement if Buyer purchases the Property as provided for in the Agreement.

4.             No Other Changes. Except as modified by this Amendment, the Agreement is and shall remain unmodified and in full force and effect.

5.             Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterparts, and each such counterpart will for all purposes be deemed an original, and all such counterparts shall constitute one and the same instrument. Facsimile signatures shall be accepted as original signatures.

[Signatures on following page(s)]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

SELLER:

Citibank, N.A.,
a national banking association

By:	/s/Kathryn Covert
Name:	Kathryn Covert
Title:	Vice President

BUYER:

PC Mall, Inc.,
a Delaware corporation

By:	/s/Brandon LaVerne
Name:	Brandon LaVerne
Its:	CFO

The changes to the escrow instructions set forth above are hereby acknowledged and accepted by:

ESCROW AGENT:

Fidelity National Title Company

By:	/s/Natalie Priestley
Print Name:	Natalie Priestley